Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Second Quarter 2022 Results
–Revenues, Adjusted EBITDA, Bookings and Backlog have improved compared to the second quarter of 2021
–Company remains positioned for milestone 2022

Q2 2022 Highlights:
–Revenues of $221.0 million, a 9% improvement compared to the second quarter of 2021
–B&W Renewable segment revenues of $75.2 million, a 96% increase compared to the second quarter of 2021
–Bookings of $245 million, a 46% improvement compared to second quarter bookings in 2021
–Ending backlog of $731 million, a 46% increase compared to backlog at the end of the second quarter of 2021
–Net loss of $6.3 million, compared to net income of $1.4 million in the second quarter of 2021
–Loss per share of $0.07, compared to earnings per share of $0.02 in the second quarter of 2021
–Consolidated adjusted EBITDA of $20.6 million, a 35% increase compared to the second quarter of 2021
–Establishes Senior P&L Leadership over Thermal and Renewable/Environmental Segments

(AKRON, Ohio – August 8, 2022) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the second quarter of 2022.

"Our results for the second quarter demonstrate our continued progress against our plan and long-term growth strategy. These accomplishments, combined with our recent and anticipated bookings, position us for a milestone 2022, 2023 and beyond,” said Kenneth Young, B&W’s Chairman and Chief Executive Officer. “We’re expanding our presence globally, both organically and through recent strategic acquisitions, and remain intently focused on continuing to convert our global pipeline of identified project opportunities to bookings as reflected in the 46% improvement over the same quarter a year ago. The war in Ukraine and resurgence of COVID-19, along with the dynamic macroeconomic environment, present ongoing challenges to our supply chain and overall project timing, and while we continue efforts to effectively mitigate these challenges, we remain cognizant of the uncertainties they create.”

“We continue to make tremendous strides within our clean and renewable energy businesses, and as we advance the green initiatives within our environmental and renewable segments through technology development and strategic acquisitions, we believe we are uniquely positioned to lead the global clean energy transition. Our previously disclosed partnership with Fidelis and Kiewit to provide our ClimateBright™ decarbonization platform along with B&W’s 200-megawatt electric net-negative-carbon biomass power plant at the Port of Greater Baton Rouge, Louisiana, provides an outstanding example of the strides forward we are making in this space. Fidelis recently announced the start of construction for the Grön Fuels complex at this port, which using B&W’s biomass and BrightLoop™ technologies, would create the world’s largest net-negative CO2 biomass-to-energy facility.”

“Consistent with our strategic growth plan, we continue to evaluate additional acquisition opportunities for both emerging technologies and mature markets that provide attractive economics and significant synergistic potential,” Young stated. “As we look forward to the second half of 2022, based on our first-

half performance and combined with strong recent bookings and backlog, we are reiterating our 2022 target of $110 million to $120 million in adjusted EBITDA1. However, we acknowledge the uncertainty that remains with current macroeconomic and geopolitical headwinds such as the war in Ukraine, global supply chain constraints and potential project delays. Although we have largely mitigated these factors to date, these headwinds continue and have the potential to impact the timing of our revenue recognition on projects as we progress through the second half of 2022. Longer term, our robust pipeline of more than $7.5 billion of identified global project opportunities in the next three years positions us well for multi-year growth and we are preparing to capitalize on the positive impacts across our customer base as demand for long-term energy security and decarbonization technology grows.”

“To further drive our growth efforts, we have established senior leadership over our Global Thermal Segment and our Global Renewable & Environmental Segments, with direct reporting to Jimmy Morgan, Executive Vice President and Chief Operating Officer,” Young said. “Christopher Riker has been named Senior Vice President, Thermal, to lead our Thermal Business, while Joseph Buckler has been named Senior Vice President, Clean Energy, to lead our Renewable & Environmental Segments. The continued growth of our business makes it timely to put these changes in place to provide specific focus over these segments from a market-facing and P&L perspective, and to further unlock shareholder value in maximizing their long-term strategic growth plans.”

Additionally, Brandy Johnson has been named Chief Strategy and Technology Officer. She will report to Kenneth Young and will lead the research and development, demonstration and commercial implementation efforts for our mature and emerging technologies.

“We are excited to move Chris, Joe and Brandy into these new roles, which will further enhance our ability to react strongly and quickly to market changes and provide additional focus to not only drive development and implementation of our new technologies, but also as we continue to augment our mature Thermal technologies to support the growing needs of our customers,” said Mr. Young.

Q2 2022 Financial Summary

Consolidated revenues in the second quarter of 2022 were $221.0 million, a 9% improvement compared to the second quarter of 2021, primarily due to higher volume driven by new-build projects and the impact of acquisitions completed in the first quarter of 2022, in addition to a higher level of volume in the Renewable segment and partially offset by a lower level of construction activity in the Thermal segment. The negative impacts on the global economy as a result of the ongoing impact of COVID-19 and the Russia-Ukraine military conflict adversely impacted each of the Company's segments causing shortages of supplies and materials and affecting the timing of revenue on several projects. Net loss in the second quarter of 2022 was $6.3 million, a decrease of $7.7 million compared to net income of $1.4 million in the second quarter of 2021, primarily due to the effects of unfavorable foreign exchange rates and a legal settlement. Loss per share in the second quarter of 2022 was $0.07 compared to earnings per share of $0.02 in the second quarter of 2021.GAAP operating income in the second quarter of 2022 was $3.7 million compared to operating income of $2.8 million in the second quarter of 2021. Adjusted EBITDA was $20.6 million compared to $15.2 million in the second quarter of 2021. Bookings in the second quarter of 2022 were $245 million, a 46% increase compared to second quarter bookings in 2021. Ending backlog was $731 million, a 46% increase compared to backlog at the end of the second quarter of 2021. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $75.2 million for the second quarter of 2022, an increase of 96% compared to $38.3 million in the second quarter of 2021. The increase in revenue was
1 The most comparable GAAP financial measure is not available without unreasonable effort.

primarily driven by higher volume of new-build projects as well as the acquisitions of Fosler Construction and VODA. Adjusted EBITDA in the quarter was $8.9 million compared to $3.4 million in the second quarter of 2021, primarily due to the higher revenue volume of new-build projects, as discussed above in addition to a $7.0 million non-recurring gain on sale related to development rights of a future solar project that was sold, partially offset by higher levels of shared overhead and SG&A allocated to the segment.

Babcock & Wilcox Environmental segment revenues were $31.6 million in the second quarter of 2022, an increase of 11% compared to $28.4 million in the second quarter of 2021.The increase was primarily driven by an emissions control technologies contract for an industrial facility. Adjusted EBITDA was $0.6 million, compared to $2.7 million in the same period last year, primarily due to the lower volume of parts sales.

Babcock & Wilcox Thermal segment revenues were $116.3 million in the second quarter of 2022, a decrease of 15% compared to $136.3 million in the second quarter of 2021, primarily due to completion of a construction project during Q2 2021, offset partially by new acquisitions. Adjusted EBITDA in the second quarter of 2022 was $16.4 million, an increase of 30% compared to $12.6 million in the second quarter of 2021, primarily due to the mix of products.

Liquidity and Balance Sheet

At June 30, 2022, the Company had total debt of $334.3 million and a cash, cash equivalents and restricted cash balance of $80.2 million.

Impacts of COVID-19 and the Russia-Ukraine Military Conflict

The ongoing COVID-19 pandemic and Russia-Ukraine military conflict has disrupted business operations, including trade, commerce, financial and credit markets, and daily life throughout the world. Our business has been, and continues to be, adversely impacted by the measures taken and restrictions imposed in the countries in which we operate and by local governments and others to control the spread of this virus as well as the negative impact of the Russia-Ukraine military conflict.

The COVID-19 pandemic has also disrupted global supply chains including the manufacturing, supply, distribution, transportation and delivery of the Company's products. The Company has observed significant disruptions of the operations of logistics, service providers, delays in shipments and negative impacts to pricing of certain products. Disruptions and delays in the Company's supply chains as a result of the COVID-19 pandemic could continue to adversely impact the ability to meet customers’ demands. Additionally, the prioritization of shipments of certain products as a result of the pandemic could cause delays in the shipment or delivery of the Company's products. Such disruptions could result in reduced sales.

The impact of the COVID-19 pandemic and the Russia-Ukraine military conflict have caused many of the projects the Company had anticipated would begin during the prior two years to be delayed into 2022 and beyond. For example, customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have, as noted above, been extended into 2022 and beyond. Additionally, out of concern for the Company's employees, even where restrictions permit employees to return to its offices and worksites, the Company has incurred additional costs to protect its employees as well as advised those who are uncomfortable returning to worksites due to the pandemic that they are not required to do so for an indefinite period of time. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets.

The Russia-Ukraine military conflict has also disrupted the supply of materials that the Company and its customers source from the Ukraine, such as steel. In certain cases, customers have had to delay projects due to supply chain disruption. Such delays have negatively impacted the anticipated start date of projects. Additionally, supply chain disruptions caused by COVID-19 and the Russia-Ukraine military conflict have prompted the Company to seek alternative suppliers and could potentially result in indefinite delays in receiving materials. The full extent of the impact of these ongoing events on the Company’s operational and financial performance is uncertain, out of the Company’s control, and cannot be predicted.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, August 8, 2022 at 5 p.m. EDT to discuss the Company’s second quarter 2022 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 352537. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 and the invasion of Ukraine by Russia on the Company, the capital markets and global economic climate generally; the Company's ability to integrate acquired businesses and the impact of those acquired businesses on the Company's cash flows, results of operations and financial condition, including the Company's acquisitions of Fosler Construction, VODA, FPS and Optimus; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, including surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-saving initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly report on Form 10-Q for the quarter ended June 30, 2022.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Lou Salamone, CFO	Ryan Cornell
Babcock & Wilcox Enterprises, Inc.	Public Relations
704.625.4944 | investors@babcock.com	Babcock & Wilcox Enterprises, Inc.
330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenues	$221.0	$202.9	$425.1	$371.1
Costs and expenses:
Cost of operations	173.3	158.8	336.4	290.2
Selling, general and administrative expenses	45.0	33.7	88.0	74.2
Advisory fees and settlement costs	5.1	4.5	9.1	7.8
Restructuring activities	(0.1)	2.4	—	3.4
Research and development costs	1.1	0.6	1.9	1.2
(Gain) loss on asset disposals, net	(7.1)	—	(7.1)	(2.0)
Total costs and expenses	217.4	200.1	428.2	374.8
Operating income (loss)	3.7	2.8	(3.1)	(3.7)
Other (expense) income:
Interest expense	(10.7)	(8.0)	(21.9)	(22.2)
Interest income	0.1	0.1	0.2	0.3
Gain (loss) on debt extinguishment	—	6.5	—	6.5
Loss on sale of business	—	(2.6)	—	(2.2)
Benefit plans, net	7.4	5.9	14.9	15.0
Foreign exchange	(4.3)	1.8	(1.2)	0.6
Other expense – net	(0.6)	0.1	(0.6)	(0.2)
Total other (expense) income	(8.0)	3.9	(8.7)	(2.2)
(Loss) income before income tax expense	(4.3)	6.7	(11.8)	(5.9)
Income tax (benefit) expense	(1.4)	3.5	(0.1)	6.4
Net (loss) income	(3.0)	3.1	(11.7)	(12.3)
Net loss (income) attributable to non-controlling interest	0.4	—	0.8	—
Net (loss) income attributable to stockholders	(2.6)	3.1	(10.8)	(12.3)
Less: Dividend on Series A preferred stock	3.7	1.7	7.4	1.7
Net (loss) income attributable to stockholders of common stock	$(6.3)	$1.4	$(18.3)	$(14.1)

Basic (loss) earnings per share	$(0.07)	$0.02	$(0.21)	$(0.18)
Diluted (loss) earnings per share	$(0.07)	$0.02	$(0.21)	$(0.18)

Shares used in the computation of earnings (loss) per share:
Basic	88.0	85.7	88.0	78.6
Diluted	88.0	87.0	88.0	78.6
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$71.5	$224.9
Restricted cash and cash equivalents	8.7	1.8
Accounts receivable – trade, net	147.5	132.1
Accounts receivable – other	49.3	34.6
Contracts in progress	111.9	80.2
Inventories, net	99.1	79.5
Other current assets	27.6	29.4
Total current assets	515.6	582.4
Net property, plant and equipment, and finance lease	80.5	85.6
Goodwill	164.8	116.5
Intangible assets, net	63.6	43.8
Right-of-use assets	29.9	30.2
Other assets	59.6	54.8
Total assets	$913.9	$913.3

Accounts payable	$109.5	$85.9
Accrued employee benefits	13.2	13.0
Advance billings on contracts	95.7	68.4
Accrued warranty expense	11.1	12.9
Financing lease liabilities	1.5	2.4
Operating lease liabilities	3.9	4.0
Other accrued liabilities	63.9	54.4
Loans payable	3.8	12.4
Total current liabilities	302.5	253.4
Senior notes	330.0	326.4
Long term loans payable	0.6	1.5
Pension and other postretirement benefit liabilities	166.1	182.7
Non-current finance lease liabilities	28.8	29.4
Non-current operating lease liabilities	26.8	26.7
Other non-current liabilities	27.5	34.6
Total liabilities	882.2	854.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 and 7,669 at June 30, 2022 and December 31, 2021, respectively	0.1	0.1
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 86,392 and 86,286 at June 30, 2022 and December 31, 2021, respectively	5.1	5.1
Capital in excess of par value	1,521.9	1,518.9
Treasury stock at cost, 1,552 and 1,525 shares at June 30, 2022 and December 31, 2021, respectively	(111.2)	(110.9)
Accumulated deficit	(1,339.4)	(1,321.2)
Accumulated other comprehensive loss	(69.3)	(58.8)
Stockholders' equity attributable to shareholders	7.2	33.1
Non-controlling interest	24.5	25.5
Total stockholders' equity	31.7	58.6
Total liabilities and stockholders' equity	$913.9	$913.3
(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(11.7)	$(12.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	11.9	8.4
Amortization of deferred financing costs and debt discount	2.3	6.5
Amortization of guaranty fee	0.4	0.9
Non-cash operating lease expense	3.9	2.2
(Gain) loss on sale of business	—	2.2
(Gain) loss on debt extinguishment	—	(6.5)
Gains on asset disposals	(7.0)	(2.0)
(Benefit from) provision for deferred income taxes	(3.1)	2.0
Prior service cost amortization for pension and postretirement plans	0.4	0.4
Stock-based compensation, net of associated income taxes	3.1	5.7
Foreign exchange	1.2	(0.6)
Changes in assets and liabilities:
Accounts receivable	(13.8)	(0.6)
Contracts in progress	(31.3)	(5.0)
Advance billings on contracts	24.6	(10.5)
Inventories	(13.7)	(4.8)
Income taxes	(2.0)	(2.0)
Accounts payable	23.7	10.2
Accrued and other current liabilities	(17.9)	(34.7)
Accrued contract loss	1.5	(0.3)
Pension liabilities, accrued postretirement benefits and employee benefits	(17.5)	(40.3)
Other, net	(18.6)	(5.0)
Net cash used in operating activities	(63.6)	(86.1)
Cash flows from investing activities:
Purchase of property, plant and equipment	(2.7)	(2.2)
Acquisition of business, net of cash acquired	(64.9)	—
Proceeds from sale of business and assets, net	—	7.2
Purchases of available-for-sale securities	(3.2)	(6.7)
Sales and maturities of available-for-sale securities	5.0	8.3
Other, net	0.2	—
Net cash (used in) from investing activities	(65.6)	6.6

(In millions)	Six Months Ended June 30,
	2022	2021
Cash flows from financing activities:
Issuance of senior notes	2.4	138.3
Borrowings on loan payable	1.3	2.6
Repayments on loan payable	(13.4)	—
Repayments under last out term loans	—	(75.4)
Borrowings under U.S. revolving credit facility	—	14.5
Repayments of U.S. revolving credit facility	—	(178.8)
Issuance of preferred stock, net	—	106.0
Payment of preferred stock dividends	(7.4)	(1.7)
Shares of common stock returned to treasury stock	(0.2)	(3.3)
Issuance of common stock, net	—	161.0
Debt issuance costs	—	(10.9)
Other, net	1.6	(0.9)
Net cash (used in) from financing activities	(15.6)	151.3
Effects of exchange rate changes on cash	(1.7)	4.4
Net (decrease) increase in cash, cash equivalents and restricted cash	(146.5)	76.2
Cash, cash equivalents and restricted cash, beginning of period	226.7	67.4
Cash, cash equivalents and restricted cash, end of period	$80.2	$143.6

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Babcock & Wilcox Renewable	$75.2	$38.3	$143.2	$67.2
Babcock & Wilcox Environmental	31.6	28.4	66.6	59.5
Babcock & Wilcox Thermal	116.3	136.3	218.5	244.6
Other	(2.1)	(0.2)	(3.2)	(0.2)
	$221.0	$202.9	$425.1	$371.1

ADJUSTED EBITDA:
Babcock & Wilcox Renewable (5)	$8.9	$3.4	$10.3	$3.6
Babcock & Wilcox Environmental	0.6	2.7	2.0	3.8
Babcock & Wilcox Thermal	16.4	12.6	30.5	23.1
Corporate	(4.2)	(3.0)	(8.6)	(5.7)
Research and development costs	(1.0)	(0.5)	(1.6)	(1.1)
	$20.6	$15.2	$32.6	$23.8

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (2)	$0.8	$0.2	$2.9	$0.3
Babcock & Wilcox Environmental	0.7	0.8	1.4	1.6
Babcock & Wilcox Thermal (3)	1.6	0.9	2.8	1.4
	$3.1	$1.9	$7.1	$3.3

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.5	$0.7	$1.1	$1.4
Babcock & Wilcox Environmental	0.2	0.4	0.4	0.9
Babcock & Wilcox Thermal	1.9	1.3	3.3	2.8
	$2.6	$2.4	$4.8	$5.1

	As of June 30,
BACKLOG:	2022	2021
Babcock & Wilcox Renewable (4)	$412	$221
Babcock & Wilcox Environmental	127	117
Babcock & Wilcox Thermal	193	166
Other/Eliminations	(1)	(4)
	$731	$500

(1) Figures may not be clerically accurate due to rounding.
(2) Amortization expense in the Babcock & Wilcox Renewable segment includes $0.2 million and $0.4 million in finance lease amortization for the three and six months ended June 30, 2022, respectively. Amortization expense in the Babcock & Wilcox Renewable segment includes $0.2 million and $0.3 million in finance lease amortization for the three and six months ended June 30, 2021, respectively.
(3) Amortization expense in the Babcock & Wilcox Thermal segment includes $0.7 million and $1.5 million in finance lease amortization for the three and six months ended June 30, 2022, respectively. Amortization expense in the Babcock & Wilcox Thermal segment includes $0.9 million and $1.3 million in finance lease amortization for the three and six months ended June 30, 2021, respectively.
(4)    Babcock & Wilcox Renewable backlog at June 30, 2022, includes $129.7 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.
(5)    Adjusted EBITDA for the three and six months ended June 30, 2022 includes a $7.0 million non-recurring gain on sale related to development rights of a future solar project that was sold.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(3)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net (loss) income	$(3.0)	$3.1	$(11.7)	$(12.3)
Interest expense	12.1	8.3	24.4	22.9
Income tax (benefit) expense	(1.4)	3.5	(0.1)	6.4
Depreciation & amortization	5.7	4.3	11.9	8.4
EBITDA	13.4	19.3	24.5	25.3

Benefit plans, net	(7.4)	(5.9)	(14.9)	(15.0)
(Gain) loss on sales, net	(0.1)	2.6	(0.1)	0.3
Stock compensation	0.5	0.1	1.8	7.9
Restructuring activities and business services transition costs	1.8	2.4	4.4	3.4
Advisory fees for settlement costs and liquidity planning	0.9	2.1	1.9	4.0
Litigation costs	3.9	1.2	6.4	1.5
Gain on debt extinguishment	—	(6.5)	—	(6.5)
Acquisition pursuit and related costs	1.4	—	2.2	—
Product development (1)	1.0	0.3	1.8	0.3
Foreign exchange	4.3	(1.8)	1.2	(0.6)
Financial advisory services	0.4	1.3	0.7	2.2
Contract step-up purchase price adjustment	—	—	1.7	—
Loss from business held for sale	—	—	—	0.5
Other - net	0.7	0.3	0.8	0.5
Adjusted EBITDA(2)	$20.6	$15.2	$32.6	$23.8

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2)    Adjusted EBITDA for the three and six months ended June 30, 2022 includes a $7.0 million non-recurring gain on sale related to development rights of a future solar project that was sold.
(3) Figures may not be clerically accurate due to rounding.